Exhibit (d)(4)

RadiSys
5545 NE Dawson Creek Drive
Hillsboro, OR 97124
RadiSys Corporation

                          NOTICE OF STOCK OPTION GRANT

Recipient:
Employee ID:                                           Stock Plan ("Plan"): 2001

Congratulations! You have been awarded a New Hire stock option grant by the Board of Directors of RadiSys Corporation to purchase shares of common stock of the Company, subject to the terms and conditions of the 2001 Non-Qualified Stock Option Plan and this Option Notice, as outlined below. Stock Options are a valuable component of your Total Compensation program, and offer an opportunity to share in RadiSys' success over the long term.

  ---------       ----------      ----------      -------         -----------
                                                  Shares
  Grant No.       Grant Date      Grant Type      Granted         Grant Price
  ---------       ----------      ----------      -------         -----------

  ---------       ----------      ----------      -------         -----------

                 -----------------------------------------------
                            Detailed Vesting Schedule
                 -----------------------------------------------

  Shares          Vest Type               Full Vest               Expiration
----------      -------------           -------------           --------------

A copy of the Plan Prospectus is enclosed. Please access the HR Toolkit under Benefits/Financial Security to obtain a copy of the Non-Qualified Stock Option Plan, which contains important terms and conditions. To obtain of a copy of the most recent RadiSys Annual Report, go to our Web site at www.radisys.com (select Investor Relations, then Financials). By accepting this option grant and exercising any portion of your option, you agree to comply with all the terms of the Plan and this notification.

Options covered by this Agreement may have certain tax consequences at the time of exercise. You are encouraged to obtain independent tax advice before exercising any options.

Vesting and the duration of your option grant are both subject to your continual employment, with RadiSys Corporation. Vesting will stop and your options will automatically expire 30 calendar days after termination of your employment with RadiSys. Your option is not transferable, does not imply any right to continued employment and may be exercised only by you.

E*TRADE Options Link
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Your stock option grant details have been posted on-line at www.optionslink.com.
Your "Options Link" account will allow you to view your current balance of vested/unvested stock options, exercise vested options and initiate a variety of other stock option management services. An E*TRADE Options Link welcome packet will be arriving to your home in approximately two weeks to explain how to access your account both on-line and via the phone.

EquitEase
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RadiSys has contracted with The EquitEase Group to maintain the records for all stock option transactions. Please call their customer service desk at (503) 610-0540 or email them at radisys@equitease.com if you have any questions or concerns regarding the accuracy of stock option date listed on-line, the process for exercising stock options and/or terms and conditions of the Stock Option Plan.